EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments
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EXHIBIT A:
77D on Form N-SAR

At the Regular Meeting of the Board of Directors of the OFFIT Variable Insurance Fund, Inc. ("OFFIT VIF") held on December 13, 2001 the Board adopted, pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, the following revised investment policies which became effective on April 25, 2002 and were not required to be approved by a vote of shareholders:


OFFIT VIF High Yield Fund

The Fund invests at least 80% of its total assets in U.S. corporate fixed income securities that are rated below investment grade (i.e. high yield/high risk debt securities), offering potential returns that are sufficiently high to justify the greater investment risks.


OFFIT VIF DJG Value Equity Fund

At least 80% of the Fund's total assets will be invested in a diversified portfolio of equity securities, including common stocks, rights and warrants to subscribe for or purchase common stocks.

..
OFFIT VIF U.S. Small Cap Fund

At least 80% of the Fund's portfolio will consist of securities of smaller companies with a market value of $ 1 billion or less at the time of purchase, although the Fund may also invest in any company, entity or vehicle that conforms to its investment objective, including investments such as warrants and convertible debt securities.